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                                                                  Exhibit (a)(4)

                                                                 [LOGO]

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         DUTY FREE INTERNATIONAL, INC.

                                       AT
                               $24 NET PER SHARE
                                       BY
                          W&G ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                                    BAA PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON AUGUST 5, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    July 9, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by W&G Acquisition Corporation, a Maryland corporation (the "Purchaser") and a wholly owned subsidiary of BAA plc, a corporation organized under the laws of England ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Duty Free International, Inc., a Maryland corporation (the "Company"), at a purchase price of $24 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 9, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated July 2, 1997 among the Parent, Purchaser, and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase) or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least a majority of the Shares outstanding on a fully diluted basis. The Offer is also subject to other terms and conditions which are set forth in the Offer to Purchase.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase.
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        2.  The Letter of Transmittal to tender Shares for your use and for the information of your clients. Manually signed facsimile copies of the appropriate Letter of Transmittal may be used to tender Shares.

        3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or time will not permit all required documents to reach IBJ Schroder Bank & Trust Company (the "Depositary") prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis.

        4. A letter to stockholders of the Company from Alfred Carfora, Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

        5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7.  A return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 5, 1997, UNLESS THE OFFER IS EXTENDED.

    In order to accept the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares and any other documents required by the Letter of Transmittal should be sent to the Depositary and either Share Certificates evidencing the tendered Shares should be delivered to the Depositary or Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book Entry Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender Shares pursuant to the Offer and such holders' Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Neither the Purchaser, the Parent, nor any officer, director, stockholder, agent or other representative of the Purchaser will pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                               Very truly yours,

                                               Gleacher NatWest Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, PURCHASER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE OFFER TO PURCHASE AND THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.